Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HYCROFT MINING HOLDING CORPORATION
Pursuant to Sections 242 of the General
Corporation Law of the State of Delaware
Hycroft Mining Holding Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:
FIRST: Article IV, Section 1 of the Corporation's Second Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,410,000,000 shares, consisting of (a) 1,400,000,000 shares of Class A common stock (the "Common Stock") and (b) 10,000,000 shares of preferred stock (the "Preferred Stock").
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Hycroft Mining Holding Corporation has caused this Certificate to be duly executed in its corporate name this 22nd day of April, 2022.
HYCROFT MINING HOLDING CORPORATION

By:	/s/ Diane R. Garrett
Name:	Diane R. Garret Ph.D.
Title:	President and Chief Executive Officer and Director

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:11 PM 04/22/2022
FILED 01:11 PNI 04/22/2022
SR 20221583921 - File Number 6525824